Exhibit 10.16.1

ADDENDUM NO. 1 TO PROPERTY CATASTROPHE QUOTA SHARE
RETROCESSION AGREEMENT
This Addendum No. 1 is made and entered into as of the 9th day of September, 2014, and amends the Property Catastrophe Quota Share Retrocession Agreement ("Agreement"), effective April 1, 2014, by and between Arch Reinsurance Ltd. ("ARL") and Watford Re Ltd. ("Watford").
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and in the Agreement, the parties, intending to be bound in contract, hereby agree as follows:

1.	Arch Reinsurance Europe Underwriting Limited ("ARE") is hereby added as an additional Company as of the Effective Date.

2.
All references to "Company" in the Agreement shall refer to the interests of ARL or ARE, as the case may be, arising out of or with respect to their respective Underlying Contracts; provided, however, that the references to "Company" in the definitions of ARL/Watford Retrocession,Watford/ARL Loss Obligations, Watford/ARL Retrocession and Watford/ARL Unearned Premium, and as respects usages of such defined terms, shall refer only to the interests of ARL.

3.
ARL and ARE shall be treated as one party and shall act jointly as respects any Arbitration under Article 18 and/or remedies with respect to any failure by Watford to meet its security obligations under Article 19 A.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum No. 1 as of the day and year first above written.

ARCH REINSURANCE LTD.

/s/ Maamoun Rajeh

ARCH REINSURANCE EUROPE UNDERWRITING LIMITED

/s/ Maamoun Rajeh

WATFORD RE LTD.

/s/ John Rathgeber